Exhibit 99.3

Consent of Director Nominee

Pursuant to Rule 438 of the General Rules and Regulations under the Securities Act of 1933, as amended, I hereby consent to the use of my name, disclosure regarding my agreement to join the Board of Directors of Mandalay Digital Group, Inc., a Delaware corporation (“Mandalay Digital”), upon the consummation of the merger of DTM Merger Sub, Inc., a wholly-owned subsidiary of Mandalay Digital, with and into Appia, Inc., with Appia surviving the merger as a wholly-owned subsidiary of Mandalay Digital, and the disclosure of my biographical information included under the heading “Directors and Management of Mandalay Digital Following the Merger” and elsewhere in the Mandalay Digital proxy statement/prospectus included in the Registration Statement on Form S-4 to which this consent is an exhibit initially filed by Mandalay Digital with the Securities and Exchange Commission on December 2, 2014 and in all amendments (including post-effective amendments) or supplements thereto.

/s/ Craig Forman
Craig Forman

Date: December 2, 2014